Exhibit 10.2

Caldera Pharmaceuticals, Inc.
EMPLOYMENT AGREEMENT

Agreement made this 17th day of August, 2006, between Caldera Pharmaceuticals, Inc., a Delaware corporation (hereinafter referred to as “Company”) and Lori Court, hereinafter referred to as “Employee.”

In consideration of the mutual covenants and agreements hereinafter set forth, the Company and Employee agree as follows:

1.           Term of Employment. The term of employee’s employment shall commence on August 17, 2006 and shall continue until terminated as provided for herein.

(a)           Duties & Responsibilities.  Employee will report directly to the company CEO or to his designate.  Employee will have the responsibilities and duties of Program Manager / Molecular Epidemiologist as well as other duties on behalf of the company as assigned by the CEO.

2.           Compensation.

(a)           Base Salary. Employee shall be paid a base salary ("Base Salary") at the annual rate of $100,000 payable in bi-weekly installments consistent with Company’s payroll practices and subject to all applicable employment and withholding taxes.

(b)           Bonus. Employee shall also be entitled to a bonus determined at the sole discretion of Company’s CEO and/or by the Company policies as set by the CEO or the Board of Directors.

3.           Other Employment Benefits.

(a)           Business Expenses. Upon submission of itemized expense statements in the manner specified by the Company, Employee shall be entitled to reimbursement for business expenses duly incurred by Employee in the performance of his duties under this Agreement.

(b)           Benefit Plans. Employee shall be entitled to participate in the Company’s medical and dental plans, life and disability insurance plans, and retirement plans pursuant to their terms and conditions. Employee shall be entitled to participate in any other benefit plan offered by the Company to its employees during the term of this Agreement (other than stock option or stock incentive plans, which are governed by Section 3(d) below). Nothing in this Agreement shall preclude the Company from terminating or amending any employee benefit plan or program from time to time.

(c) Vacation. Employee shall be entitled to fifteen (15) days of vacation each year of full employment, exclusive of legal holidays, as long as the scheduling of Employee’s vacation does not interfere with the Company’s normal business operations.

(d) Holidays. Employee shall be entitled to twelve (12) holidays designated by Company.

(e) Flextime.  The position is salaried and flextime is allowed as long as such activities do not materially affect the employees’ ability to carry out duties to the company.

4.           Confidentiality. Employee agrees to protect Employer’s confidential information as set out in the attached Employee Confidentiality Agreement.

5.           Termination of Employment.

(a) For Cause. Notwithstanding anything herein to the contrary, the Company may terminate Employee’s employment hereunder for cause for any one of the following reasons: (1) conviction of a felony, any act involving moral turpitude, or a misdemeanor where imprisonment is imposed, (2) commission of any act of theft, fraud, dishonesty, or falsification of any employment or Company records, (3) improper disclosure of the Company’s confidential or proprietary information, (4) any action by the Employee that has a detrimental effect on the Company’s reputation or business, (5) Employee’s failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability, (6) any breach of this Agreement, which breach is not cured within ten (10) days following written notice of such breach, (7) a course of conduct amounting to gross incompetence, (8) chronic and unexcused absenteeism, (9) unlawful appropriation of a corporate opportunity, or (10) misconduct in connection with the performance of any of Employee’s duties, including, without limitation, misappropriation of funds or property of the Company, securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company, misrepresentation to the Company, or any violation of law or regulations on Company premises or to which the Company is subject. Upon termination of Employee’s employment with the Company for cause, the Company shall be under no further obligation to Employee, except to pay all accrued but unpaid base salary and accrued vacation to the date of termination thereof.

(b) Without Cause. The Company may terminate Employee’s employment hereunder at any time without cause, provided, however, that Employee shall be entitled to severance pay in the amount of two weeks of Base Salary per year of employment in addition to accrued but unpaid Base Salary and accrued vacation, less deductions required by law.

6.           Intellectual property. All intellectual property (inventions, patents, copyrighted material, trade secrets, etc.) generated by Employee in the course of work for Company shall be owned solely by Company.

7.           This agreement shall be construed in accordance with the statutes ad legal decision of the State of New Mexico, USA.

Caldera Pharmaceuticals	Employee

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[Signed]	[Signed]

Date	Date